Exhibit 99.1

MEDICAL STAFFING NETWORK HOLDINGS ANNOUNCES
FOURTH QUARTER 2004 OPERATING RESULTS

Boca Raton, Fla. (March 9, 2005) - Medical Staffing Network Holdings, Inc. (NYSE: MRN), a leading healthcare staffing company and the largest provider of per diem nurse staffing services in the nation, today reported revenues of $98.5 million for the fourth quarter of 2004, a decrease of 7.3% from third quarter 2004 revenues of $106.2 million and a decrease of 8.7% from fourth quarter 2003 revenues of $107.8 million. The Company essentially broke even for the fourth quarter of 2004, compared to income from continuing operations for the third quarter of 2004 of $0.3 million, or $0.01 per diluted share, and a loss from continuing operations of $1.6 million, or $0.05 per diluted share, for the fourth quarter of 2003. The loss in the fourth quarter of 2003 included a non-cash after tax charge of $2.1 million, or $0.07 per diluted share, resulting from the write-off of certain fees associated with the Company’s early extinguishment of a debt facility.

Commenting on the fourth quarter’s results, Robert J. Adamson, chief executive officer, stated, “We continue to experience unpredictable and difficult market conditions. Disappointing hospital admissions have impacted the demand for our services and caused the modest decline in revenue. Large healthcare systems such as Tenet Healthcare have reported reductions in patient volumes. Healthcare facilities continue to increase the workload of their internal staff and deemphasize utilization of supplemental staffing. We do not believe this is sustainable long term as it is neither cost effective nor appropriate for meeting nurse to patient ratios. While we are not satisfied with our results, we believe that MSN has continued to perform much better that its peers in the healthcare per diem industry. We are pleased with the early stage growth of our new non-healthcare staffing initiatives. The market conditions in this segment of the staffing industry are much more favorable and we look forward to building on this emerging platform in the future.”

Kevin S. Little, president and chief operating officer, added, “We believe the trend toward vendor consolidation is continuing to gain traction and that the larger more sophisticated staffing companies will benefit from this trend. We are pleased to be working with the Joint Commission on Accreditation of Healthcare Organizations (JCAHO) to develop the multi-site healthcare staffing company certification program. We served as a pilot company for this new JCAHO program and expect to undergo the certification process in 2005. Based on discussions with some of our healthcare facility clients, we believe the certification will be an important differentiator going forward.”

Gross profit was $22.1 million for the fourth quarter of 2004, a 4.1% decrease from third quarter of 2004 gross profit of $23.0 million and a decrease of 8.5% from fourth quarter of 2003 gross profit of $24.2 million. The year-over-year decrease was due to the decline in revenues resulting from a decrease in the number of hours worked by professionals. Gross margin for the fourth quarter of 2004 was 22.4%, an increase from the gross margins of 21.7% for the third quarter of 2004 and consistent with the 22.4% for the fourth quarter of 2003. The increase from the third quarter of 2004 was primarily due to more favorable professional liability and workers compensation claims experience.

Selling, general and administrative expenses decreased to $16.2 million, or 16.4% of revenues, in the fourth quarter of 2004 compared with $17.2 million, or 15.9% of revenues, for the same period of the prior year. The decrease is primarily due to branch consolidations and other cost saving measures. Corporate and administrative expenses increased to $4.1 million, or 4.1% of revenues, in the fourth quarter of 2004 compared with $3.3 million, or 3.0% of revenues, for the same period of the prior year. The increase was primarily due to higher professional fees including those associated with Sarbanes-Oxley implementation and compliance.

Revenues were $417.1 million for the year ended December 26, 2004, an 18.7% decrease from revenues of $513.0 million for the prior year. The loss from continuing operations for the year ended December 26, 2004, was $1.3 million, or $0.04 per share, compared with income from continuing operations of $5.5 million, or $0.18 per diluted share, (inclusive of the aforementioned non-cash after tax charge of $0.07 per diluted share related to the early extinguishment of debt) for the prior year. Cash flow from operating activities was $26.7 million for the year ended December 26, 2004, compared with $36.7 million for the prior year.

Gross profit was $90.0 million for the year ended December 26, 2004, a 21.6% decrease from gross profit of $114.8 million for the prior year. The decrease was due to a decline in revenues resulting from a decrease in the number of hours worked by professionals coupled with a decrease in gross margin. Gross margin was 21.6% for the year ended December 26, 2004, as compared with 22.4% for the comparable prior year period. The year-over-year margin decrease was primarily due to higher costs associated with unemployment taxes, workers compensation and professional liability insurance.

Selling, general and administrative expenses decreased to $66.6 million, or 16.0% of revenues, for the year ended December 26, 2004, compared with $78.8 million, or 15.4% of revenues, for the prior year. The decrease is primarily due to the closing of locations and other cost reduction programs implemented as a part of the restructuring initiative and the pretax restructuring charge of $0.8 million recorded in the second quarter of 2003. Corporate and administrative expenses increased to $15.5 million, or 3.7% of revenues, for the year ended December 26, 2004, compared with $11.7 million, or 2.3% of revenues, for the prior year. The increase was primarily due to higher professional fees, including those associated with Sarbanes-Oxley implementation and compliance, and a charge recorded in the second quarter of 2004 associated with executive severance and search costs.

Conference Call
The Company’s management will host a conference call and webcast to discuss the earnings release at 11:00 a.m. Eastern time on Thursday, March 10. A live webcast, as well as a 30-day replay, of the conference call will be available online at the Company’s website at www.msnhealth.com or at www.fulldisclosure.com.

Company Summary
Medical Staffing Network Holdings, Inc. is the largest provider of per diem nurse staffing services in the United States. The Company also provides travel nurse staffing services and is a leading provider of allied health professionals, including radiology specialists, diagnostic imaging technicians and clinical laboratory technicians.

This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following:, our ability to increase revenues or market share, our ability to continue to generate significant amounts of cash flow from operations, our ability to attract and retain qualified nurses and other healthcare personnel, the overall level of demand for services provided by temporary nurses, our ability to enter into contracts with hospital and healthcare facility clients on terms attractive to us, the willingness of hospital and healthcare facility clients to utilize temporary healthcare staffing services, the general level of patient occupancy at our hospital and healthcare facility clients, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business including JHACO accreditation, our clients’ ability to pay us for our services, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve and our ability to carry out our business strategy. Additional information concerning these and other important factors can be found within our filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.

MEDICAL STAFFING NETWORK HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	Dec. 26,	Dec. 28,	Dec. 26,	Dec. 28,
	2004	2003	2004	2003
Service revenues	$98,459	$107,831	$417,058	$512,985
Cost of services rendered	76,360	83,672	327,075	398,224
Gross profit	22,099	24,159	89,983	114,761

Operating expenses:
Selling, general and administrative	16,167	17,167	66,576	78,771
Corporate and administrative	4,077	3,248	15,491	11,748
Depreciation and amortization	1,404	1,691	6,316	6,773
Total operating expenses	21,648	22,106	88,383	97,292

Income from operations	451	2,053	1,600	17,469
Loss from early extinguishment of debt	-	3,555	-	3,555
Interest expense, net	790	1,136	3,541	4,685

Income (loss) from continuing operations before provision for (benefit from) income taxes	(339)	(2,638)	(1,941)	9,229
Provision for (benefit from) income taxes	(261)	(1,015)	(615)	3,708

Income (loss) from continuing operations	(78)	(1,623)	(1,326)	5,521
Loss from discontinued operations, net of taxes	-	-	-	(506)

Net income (loss)	$(78)	$(1,623)	$(1,326)	$5,015

Basic income (loss) from continuing operations	$-	$(0.05)	$(0.04)	$0.18
Discontinued operations, net of taxes	-	-	-	(0.01)
Basic net income (loss) per share	$-	$(0.05)	$(0.04)	$0.17

Diluted income (loss) from continuing operations	$-	$(0.05)	$(0.04)	$0.18
Discontinued operations, net of taxes	-	-	-	(0.02)
Diluted net income (loss) per share	$-	$(0.05)	$(0.04)	$0.16

Weighted average common shares outstanding:
Basic	30,231	30,208	30,228	30,190
Diluted	30,231	30,208	30,228	30,807

Operating Statistics:
Hours worked	2,329	2,501	9,837	12,137

MEDICAL STAFFING NETWORK HOLDINGS, INC.
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	Dec. 26,	Dec. 28,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$345	$825
Accounts receivable, net	57,478	68,602
Other current assets	11,164	13,785
Total current assets	68,987	83,212

Furniture and equipment, net	8,481	11,377
Goodwill, net	129,474	125,028
Other assets, net	3,961	9,253

Total assets	$210,903	$228,870

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other current liabilities	$12,457	$8,138
Accrued payroll and related liabilities	6,597	6,616
Total current liabilities	19,054	14,754

Long-term debt	31,760	54,978
Deferred income taxes	9,808	7,115
Other long-term obligations	255	736
Total liabilities	60,877	77,583

Total stockholders’ equity	150,026	151,287

Total liabilities and stockholders’ equity	$210,903	$228,870

CONTACT:   Medical Staffing Network Holdings, Inc., Boca Raton
Robert J. Adamson, 561-322-1303